Exhibit 10.2

EXECUTION

GUARANTY

GUARANTY, dated as of August 13, 2014 (as amended, restated, supplemented, or otherwise modified from time to time, this “Guaranty”), made by ARES COMMERCIAL REAL ESTATE CORPORATION, a Maryland corporation (the “Guarantor), in favor of METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation (“Buyer”).

RECITALS

Pursuant to that certain Master Repurchase Agreement, dated as of August 13, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), by and among Buyer and ACRC Lender ML LLC, a Delaware limited liability company (“Seller”), Seller has agreed to sell, from time to time, to Buyer certain Eligible Assets, as defined in the Repurchase Agreement (collectively, the “Purchased Assets”), upon the terms and subject to the conditions as set forth therein.  Pursuant to the terms of that certain Custodial Agreement by and among Wells Fargo Bank, National Association (the “Custodian”), Buyer and Seller (the “Custodial Agreement”), the Custodian is required to take possession of the Purchased Assets, along with the documents specified in the Custodial Agreement, as the Custodian of Buyer and any future purchaser, on several delivery dates, in accordance with the terms and conditions of the Custodial Agreement.  The Repurchase Agreement, the Custodial Agreement, this Guaranty and any other agreements executed in connection with the Repurchase Agreement and the Custodial Agreement shall be referred to herein as the “Transaction Documents”.

It is a condition precedent to Buyer purchasing the Purchased Assets pursuant to the Repurchase Agreement that Guarantor shall have executed and delivered this Guaranty with respect to the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all of the following:  (a) all payment obligations owing by Seller to Buyer under or in connection with the Repurchase Agreement and any other Transaction Documents; (b) any other obligations of Seller to Buyer under each of the Transaction Documents and (c) all actual, out-of-pocket expenses (including, without limitation, all reasonable fees and disbursements of counsel and those costs, fees and expenses provided for in Section 14(b)(v) of the Repurchase Agreement) which may be paid or incurred by Buyer in enforcing any rights with respect to, or collecting against, Guarantor under this Guaranty (collectively, the “Obligations”).

NOW, THEREFORE, in consideration of the foregoing premises, to induce Buyer to enter into the Repurchase Agreement and the other Transaction Documents and to enter into the transactions contemplated thereunder, Guarantor hereby agrees with Buyer, as follows:

1.                                      Defined Terms.  Unless otherwise defined herein, terms which are defined in the Repurchase Agreement and used herein are so used as so defined.

“Capital Lease Obligations”  means with respect to any Person, the amount of all obligations of such Person to pay rent or other amounts under a lease of property to the extent and in the amount that such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Debt Service” means for any Test Period, the sum of (a) Interest Expense for any Person for such period, determined on a consolidated basis, and (b) all regularly scheduled principal payments made with respect to Indebtedness of such Person and its subsidiaries during such period, other than any voluntary prepayment or prepayment occasioned by the repayment of an underlying asset, or any balloon, bullet, margin or similar principal payment which repays such Indebtedness in part or in full.

“EBITDA” means with respect to any Person and for any Test Period, an amount equal to the sum of (a) Net Income (or loss) of such Person (prior to any impact from minority or non-controlling interests or joint venture net income and before deduction of any dividends on preferred stock of such Person), plus the following (but only to the extent actually included in determination of such Net Income (or loss)): (i) depreciation and amortization expense (other than those related to capital expenditures that have not been included in the calculation of Fixed Charges), (ii) Interest Expense, (iii) income tax expense, and (iv) extraordinary or non-recurring gains, losses and expenses, including but not limited to transaction expenses relating to business combinations, other acquisitions and unconsummated transactions, (v) unrealized loan loss reserves, impairments associated with owned real estate, and other similar charges, including but not limited to reserves for loss sharing arrangement associated with mortgage servicing rights, (vi) realized losses on loans and loss sharing arrangements associated with mortgage servicing rights and (vii) unrealized gains, losses and expenses associated with (A) derivative liabilities including but not limited to convertible note issuances and (B) mortgage servicing rights (other than the initial revenue recognition of recording an asset),  plus (b) such Person’s proportionate share of Net Income (prior to any impact from minority or non-controlling interests or joint venture net income and before deduction of any dividends on preferred stock of such Person) of the joint venture investments and unconsolidated Affiliates of such Person, all with respect to such period.

“Fixed Charge Coverage Ratio” means EBITDA (as determined in accordance with GAAP) for the immediately preceding twelve (12) month period ending on the last date of the applicable Test Period, divided by the Fixed Charges for the immediately preceding twelve (12) month period ending on the last date of the applicable Test Period.

“Fixed Charges” means at any time, the sum of (a) Debt Service, (b) all preferred dividends that such Person is required, pursuant to the terms of the certificate of designation or other similar document governing the rights of preferred shareholders, to pay and is not permitted to defer, (c) Capital Lease Obligations paid or accrued during such period, and (d) any amounts payable under any Ground Lease.

“Ground Lease” means a ground lease containing the following terms and conditions:  (a) a remaining term (exclusive of any unexercised extension options) of twenty (20) years or more from the date on which such leased property was financed, (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor or with such consent given, (c) the obligation of the lessor to give the holder of any mortgage lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such ground lease will not be terminated until the holder has had a reasonable opportunity to cure or complete foreclosure, and fails to do so, (d) reasonable transferability of the lessee’s interest under such ground lease, including ability to sublease, and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.

“Indebtedness” means with respect to any Person:  (i) all indebtedness, whether or not represented by bonds, debentures, notes, securities, or other evidences of indebtedness, for the repayment of money borrowed, (ii) all indebtedness representing deferred payment of the purchase price of property or assets, (iii) all indebtedness under any lease which, in conformity with GAAP, is required to be capitalized for balance sheet purposes, (iv) all indebtedness under guaranties, endorsements, assumptions, or other contingent obligations, in respect of, or to purchase or otherwise acquire, indebtedness of others, and (v) all indebtedness secured by a lien existing on property owned, subject to such lien, whether or not the indebtedness secured thereby shall have been assumed by the owner thereof.

“Interest Expense” means with respect to any Person and for any Test Period, the amount of total interest expense incurred by such Person, including capitalized or accruing interest (but excluding interest funded under a construction loan and the amortization of financing costs), plus such Person’s proportionate share of interest expense from the joint venture investments and unconsolidated Affiliates of such Person, all with respect to such period.

“Net Income” means, with respect to any Person for any period, the net income of such Person for such period as determined in accordance with GAAP.

“Recourse Debt” means Indebtedness of a consolidated Subsidiary of Guarantor for which Guarantor has provided a payment guarantee.

“Subsidiary” means with respect to any Person, any corporation, partnership, limited liability company or other entity (heretofore, now or hereafter established) of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are with those of such Person pursuant to GAAP.

“Tangible Net Worth” means with respect to any Person and any date, all amounts that would be included under capital or shareholder’s equity (or any like caption) on the balance sheet of such Person, minus (a) amounts owing to that Person from any Affiliate thereof, or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person or any Affiliate thereof, (b) intangible assets, and (c) prepaid taxes and/or expenses, plus deferred origination fees, net of deferred origination costs, all on or as of such date.  For sake of clarity, mortgage servicing rights shall not be deemed to be intangible assets.

“Test Period” means the time period from the first day of each calendar quarter, through and including the last day of such calendar quarter.

2.                                      Guaranty.  (a) Guarantor hereby unconditionally and irrevocably, guarantees to Buyer the prompt and complete payment and performance by Seller when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

(b)                                 For the avoidance of doubt, the Obligations shall include, and Guarantor shall be liable for, any and all Indemnified Amounts pursuant to Section 27 of the Repurchase Agreement, including, without limitation, Indemnified Amounts with respect to the following (and except for Indemnified Amounts resulting from the gross negligence or willful misconduct of any Indemnified Party):

(i)                                     any breach by Seller of the separateness covenants set forth in Section 13 of the Repurchase Agreement; or

(ii)                                  any Change of Control; or

(iii)                               any breach of any representations and warranties made by Seller or an Affiliate of Seller contained in any Transaction Document, including but not limited to any representations and warranties relating to Environmental Laws, or Indemnified Amounts relating to, arising out of or attributable to any violation or alleged violation of any Environmental Law (including, without limitation, the correction of any environmental condition, or the removal of any substances, materials, wastes, pollutants or contaminants defined as hazardous or toxic or regulated under any applicable Environmental Laws), in each case in any way affecting Seller’s or any of its Affiliate’s properties or any of the Purchased Assets;

(c)                                  Nothing herein shall be deemed to be a waiver of any right which Buyer may have under Section 506(a), 506(b), 1111(b) or any other provision of the Bankruptcy Code to file a claim for the full amount of the indebtedness secured by the Repurchase Agreement or to require that all collateral shall continue to secure all of the indebtedness owing to Buyer in accordance with the Repurchase Agreement or any other Transaction Documents.

(d)                                 No payment or payments made by Seller or any other Person (other than the Guarantor) or received or collected by Buyer from Seller or any other Person (other than the Guarantor) by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of Guarantor under this Guaranty which shall, notwithstanding any such payment or payments, remain liable for the amount of the Obligations until the Obligations are paid in full; provided, that this provision is not intended to allow Buyer to recover an amount greater than the amount of the Obligations.

(e)                                  Guarantor agrees that whenever, at any time, or from time to time, Guarantor shall make any payment to Buyer on account of Guarantor’s liability under this Guaranty, Guarantor will notify Buyer in writing that such payment is made under this Guaranty for such purpose.

3.                                      Subrogation.  Upon making any payment under this Guaranty, Guarantor shall be subrogated to the rights of Buyer against Seller and any collateral for any Obligations with respect to such payment; provided, that Guarantor shall not seek to enforce any right or receive any payment by way of subrogation until all amounts due and payable by Seller to Buyer under the Transaction Documents have been paid in full.

4.                                      Amendments, etc. with Respect to the Obligations.  Guarantor shall remain obligated under this Guaranty notwithstanding that, without any reservation of rights against Guarantor, and without notice to or further assent by Guarantor, any demand for payment of any of the Obligations made by Buyer may be rescinded by Buyer and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by Buyer, and any Transaction Document may be amended, modified, supplemented or terminated, in whole or in part, as Buyer may deem advisable from time to time in accordance with the terms thereof, and any collateral security, guarantee or right of offset at any time held by Buyer for the payment of the Obligations may be sold, exchanged, waived, surrendered or released.  Buyer shall have no obligation to protect, secure, perfect or insure any lien at any time held by it as security for the Obligations or for this Guaranty or any property subject thereto.  When making any demand under this Guaranty against Guarantor, Buyer may, but shall be under no obligation to, make a similar demand on Seller or any other guarantor, and any failure by Buyer to make any such demand or to collect any payments from Seller or any such other guarantor or any release of Seller or such other guarantor shall not relieve Guarantor of its Obligations or liabilities under this Guaranty, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of Buyer against Guarantor.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

5.                                      Guaranty Absolute and Unconditional.  (a) Guarantor hereby agrees that its obligations under this Guaranty constitute a guarantee of payment when due and not of collection.  Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by Buyer upon this Guaranty or acceptance of this Guaranty; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty; and all dealings between Seller or Guarantor, on the one hand, and Buyer, on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty.  Guarantor waives promptness, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon Seller or Guarantor with respect to the Obligations.  This Guaranty shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (i) the validity, regularity or enforceability of any Transaction Document, any of the Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by Buyer, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by Seller against Buyer, (iii) any requirement that Buyer exhaust any right to take any action against Seller or any other Person prior to or contemporaneously with proceeding to exercise any right against Guarantor under this Guaranty or (iv) any other circumstance whatsoever (with or without notice to or knowledge of Seller or Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of Seller for the Obligations or of Guarantor under this Guaranty, in bankruptcy or in any other instance (other than a defense of payment or performance).  When pursuing its rights and remedies under this Guaranty against Guarantor, Buyer may, but shall be under no obligation, to pursue such rights and remedies that Buyer may have against Seller or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by Buyer to pursue such other rights or remedies or to collect any payments from Seller or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of Seller or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve Guarantor of any liability under this Guaranty, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Buyer against Guarantor.  This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon Guarantor and its successors and assigns, and shall inure to the benefit of Buyer, and its successors, endorsees, transferees and assigns, until all the Obligations and the obligations of Guarantor under this Guaranty shall have been satisfied by payment in full, notwithstanding that from time to time during the term of the Transaction Documents Seller may be free from any Obligations.

(b)                                 Without limiting the generality of the foregoing, Guarantor hereby agrees, acknowledges, and represents and warrants to Buyer as follows:

(i)                                     Guarantor hereby waives any defense arising by reason of, and any and all right to assert against Buyer any claim or defense based upon, an election of remedies by Buyer which in any manner impairs, affects, reduces, releases, destroys and/or extinguishes Guarantor’s subrogation rights, rights to proceed against Seller, or any other guarantor for reimbursement or contribution, and/or any other rights of Guarantor to proceed against Seller or against any other guarantor, or against any other person or security.

(ii)                                  Guarantor is presently informed of the financial condition of Seller and of all other circumstances which diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations.  Guarantor hereby covenants that it will make its own investigation and will continue to keep itself informed about Seller’s financial condition, the status of other guarantors, if any, of circumstances which bear upon the risk of nonpayment and that it will continue to rely upon sources other than Buyer for such information and will not rely upon Buyer for any such information.  Absent a written request for such information by Guarantor to Buyer, Guarantor hereby waives the right, if any, to require Buyer to disclose to Guarantor any information which Buyer may now or hereafter acquire concerning such condition or circumstances including, but not limited to, the release of or revocation by any other guarantor.

(iii)                               Guarantor has independently reviewed the Transaction Documents and related agreements and has made an independent determination as to the validity and enforceability thereof, and in executing and delivering this Guaranty to Buyer, Guarantor is not in any manner relying upon any other Person’s determination of the validity, and/or enforceability, and/or attachment, and/or perfection of any liens or security interests of any kind or nature granted by Seller or any other guarantor to Buyer, now or at any time and from time to time in the future.

6.                                      Reinstatement.  This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by Buyer upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Seller or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any of Seller or any substantial part of Seller’s property, or otherwise, all as though such payments had not been made.

7.                                      Payments.  Guarantor hereby agrees that the Obligations will be paid to Buyer without set-off or counterclaim in U.S. Dollars at the address specified in writing by Buyer.

8.                                      Representations and Warranties.  Guarantor represents and warrants that:

(a)                                 Guarantor has the legal capacity and the legal right to execute and deliver this Guaranty and to perform Guarantor’s obligations under this Guaranty;

(b)                                 except those that have already been obtained, no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or governmental authority and no consent of any other Person (including, without limitation, any creditor of Guarantor) is required in connection with the execution, delivery, performance, validity or enforceability of this Guaranty;

(c)                                  this Guaranty has been duly authorized, executed and delivered by Guarantor and constitutes a legal, valid and binding obligation of Guarantor enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in proceedings in equity or at law);

(d)                                 the execution, delivery and performance of this Guaranty by Guarantor will not violate any law, treaty, rule or regulation or determination of an arbitrator, a court or other governmental authority, applicable to or binding upon Guarantor or any of its property or to which Guarantor or any of its property is subject (“Requirement of Law”), or any provision of any security issued by Guarantor or of any agreement, instrument or other undertaking to which Guarantor is a party or by which it or any of its property is bound (“Contractual Obligation”), and will not result in or require the creation or imposition of any lien on any of the properties or revenues of Guarantor pursuant to any Requirement of Law or Contractual Obligation of Guarantor;

(e)                                  no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Guarantor, threatened by or against Guarantor or against any of Guarantor’s properties or revenues which could reasonably be expected to result in a material adverse change in the business, operations, financial condition or properties of Guarantor or which may have a material adverse effect on the validity or enforceability of this Guaranty or on the ability of Guarantor to perform its obligations hereunder;

(f)                                   Guarantor has filed or caused to be filed all tax returns which are required to be filed and has paid all taxes shown to be due and payable on such returns or on any assessments made against Guarantor or any of Guarantor’s property and all other taxes, fees or other charges imposed on Guarantor or any of Guarantor’s property by any Governmental Authority (other than any such taxes, fees or charges the amount or validity of which are currently being contested in good faith by appropriate proceedings); no tax lien has been filed, and, to the knowledge of Guarantor, no claim has been asserted in writing, with respect to any such tax, fee or other charge;

(g)                                  as of the date delivered, the information and reports (other than any projections and information as to a general economic or industry nature) furnished in writing by or on behalf of Seller, Guarantor or Originator pursuant to the terms of the Transaction Documents, when taken as a whole, do not contain any untrue statement of a material fact or, to Seller’s knowledge, omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and

(g)                                  all financial statements of the Guarantor that have been delivered to Buyer hereunder fairly present, in all material respects, the consolidated financial condition of the Guarantor and its consolidated subsidiaries (including Originator and Seller) as of the dates and for the annual or quarterly periods, as applicable, specified therein, all in accordance with GAAP, subject in the case of quarterly financials to the absence of footnote and normal year-end adjustments.  Since the delivery of the most recent such financial statements, except as otherwise disclosed in writing to Buyer, there has been no change in the financial position of the Guarantor and its consolidated subsidiaries (including Originator and Seller), or in the results of operations of the Guarantor and its consolidated subsidiaries (including Originator and Seller), which change is reasonably likely to result in a Material Adverse Change.

Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by Guarantor on the date hereof and on the date of each Transaction under the Repurchase Agreement, on and as of such date of the Transaction, as though made under this Guaranty on and as of such date.

9.                                      Covenants.

(a)                                 Maximum Debt to Equity Ratio.  At the end of each Test Period, Guarantor (on a consolidated basis) shall maintain its ratio of Debt to Tangible Net Worth to be not more than 4.00 to 1.00.

(b)                                 Maximum Recourse Debt to Equity Ratio.  At the end of each Test Period, Guarantor shall maintain its ratio of Recourse Debt to Tangible Net Worth to be not more than 3.00 to 1.00.

(c)                                  Minimum Tangible Net Worth.  At the end of each Test Period, Guarantor shall maintain a minimum Tangible Net Worth of at least the sum of (i) eighty percent (80%) of

Guarantor’s Tangible Net Worth as of September 30, 2013, which Tangible Net Worth is set forth on Schedule 1 attached hereto, plus (ii) eighty percent (80%) of the net proceeds (after deducting transaction costs) Guarantor receives from subsequent equity issuances.

(d)                                 Minimum Fixed Charge Coverage Ratio. Guarantor shall maintain a Fixed Charge Coverage Ratio for the immediately preceding twelve (12) month period ending on the last day of the applicable Test Period of at least 1.25 to 1.00, with compliance to be tested as of the end of each Test Period.

10.                               Severability.  Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.                               Paragraph Headings.  The paragraph headings used in this Guaranty are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

12.                               No Waiver; Cumulative Remedies.  Buyer shall not by any act (except by a written instrument pursuant to Section 14), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy under this Guaranty or to have acquiesced in any default or event of default or in any breach of any of the terms and conditions hereof.  No failure to exercise, nor any delay in exercising, on the part of Buyer, any right, power or privilege under this Guaranty shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege under this Guaranty shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by Buyer of any right or remedy under this Guaranty on any one occasion shall not be construed as a bar to any right or remedy which Buyer would otherwise have on any future occasion.  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

13.                               Waivers and Amendments; Successors and Assigns; Governing Law.  None of the terms or provisions of this Guaranty may be waived, amended, supplemented or otherwise modified except by a written instrument executed by Guarantor and Buyer; provided, that, subject to any limitations set forth in the Repurchase Agreement, any provision of this Guaranty may be waived by Buyer in a letter or agreement executed by Buyer or by facsimile transmission from Buyer.  This Guaranty shall be binding upon the heirs, personal representatives, successors and assigns of Guarantor and shall inure to the benefit of Buyer and its successors and assigns.  THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF EXCEPT FOR SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

14.                               Notices.  Unless otherwise provided in this Guaranty, all notices, consents, approvals and requests required or permitted to be given to Guarantor under this Guaranty shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) by telecopier (with answerback acknowledged); provided, that such telecopied notice must also be delivered by one of the means set forth in (a), (b) or (c) above, to the address specified under its signature below or at such other address and person as shall be designated from time to time by Guarantor, in a written notice to Buyer in the manner provided for in Section 17 of the Repurchase Agreement.  A notice shall be deemed to have been given: (a) in the case of hand delivery, at the time of delivery, (b) in the case of registered or certified mail, when delivered or first attempted delivery on a Business Day, (c) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, or (d) in the case of telecopier, upon receipt of answerback confirmation; provided, that such telecopied notice was also delivered as required in this Section 14.  A party receiving a notice which does not comply with the technical requirements for notice under this Section 14 may elect to waive any deficiencies and treat the notice as having been properly given.

15.                               SUBMISSION TO JURISDICTION; WAIVERS.  GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(A)                               SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTY AND THE OTHER TRANSACTION DOCUMENTS TO WHICH GUARANTOR IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(B)                               CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT GUARANTOR MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(C)                               AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO GUARANTOR AT GUARANTOR’S ADDRESS SET FORTH UNDER GUARANTOR’S SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH BUYER SHALL HAVE BEEN NOTIFIED; AND

(D)                               AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER

PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

16.                               Integration.  This Guaranty represents the agreement of Guarantor with respect to the subject matter hereof and there are no promises or representations by Buyer relative to the subject matter hereof not reflected herein.

17.                               Acknowledgments.  Guarantor hereby acknowledges that:

(a)                                 Guarantor has been advised by counsel in the negotiation, execution and delivery of this Guaranty and the related documents;

(b)                                 Buyer has no fiduciary relationship to Guarantor, and the relationship between Buyer and Guarantor is solely that of surety and creditor;

(c)                                  no joint venture exists between or among any of Buyer, Guarantor and Seller; and

(d)                                 (i) Guarantor is entering into this Guaranty to induce Buyer to enter into the Repurchase Agreement and (ii) this Guaranty relates to the Repurchase Agreement and the Transactions thereunder as part of an integrated, simultaneously-closing suite of secured financial contracts.

18.                               WAIVERS OF JURY TRIAL.  GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY RELATED DOCUMENT AND FOR ANY COUNTERCLAIM HEREIN OR THEREIN.

[SIGNATURES COMMENCE ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned have caused this Guaranty Agreement to be duly executed and delivered as of the date first above written.

ARES COMMERCIAL REAL ESTATE CORPORATION, a Maryland corporation, as Guarantor

By:	/s/ Michael D. Weiner
Name: Michael D. Weiner
Title: Vice President and General Counsel

[Address for Notices Set Forth on Following Page]

Metlife/ACRE — Guaranty Agreement

Address for Notices:

Ares Commercial Real Estate Corporation

c/o Ares Management LLC

2000 Avenue of the Stars, 12th Floor

Los Angeles, CA 90067

Attention: Chief Accounting Officer

Telephone:     310-201-4100

Telecopy:        310-203-8820

With a copy to:

Ares Commercial Real Estate Corporation

c/o Ares Management LLC

One North Wacker Drive, 48th Floor

Chicago, Illinois  60606

Attention:  Legal Department and Capital Markets Group

Telephone:     312-252-7500

Telecopy:        312-252-7501

Schedule 1

Guarantor’s Tangible Net Worth as of September 30, 2013

$409,972